Exhibit 99.1
News Release

Contact:      Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES
FOURTH QUARTER DIVIDEND
     NASHVILLE, Tennessee, January 23, 2007 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended December 31, 2006. This dividend, in the amount of $0.66 per share, is payable on March 2, 2007 to shareholders of record on February 15, 2007. At this rate, the quarterly dividend approximates an annualized dividend payment of $2.64 per share.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of September 30, 2006, the Company had investments of approximately $2.0 billion in 248 real estate properties and mortgages, including investments in unconsolidated limited liability companies. The Company’s 235 owned real estate properties are comprised of six facility types, located in 27 states, totaling approximately 12.7 million square feet. The Company provides property management services to approximately 6.8 million square feet nationwide.
In addition to the historical information contained within, the matters in this press release contain forward-looking statements related to future dividend payments that involve risks and uncertainties. These risks are discussed in greater detail in filings with the SEC by
Healthcare Realty Trust, including a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2005 under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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